Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Current Report on Form 8-K/A of Extra Space Storage Inc. of our report dated March 25, 2015 with respect to the consolidated financial statements of SmartStop Self Storage, Inc. and Subsidiaries as of December 31, 2014 and 2013 (consolidated financial statements as of December 31, 2013 are not incorporated by reference) and for each of the three years in the period ended December 31, 2014 (consolidated financial statements for each of the two years in the period ended December 31, 2013 are not incorporated by reference) included in the 2014 Annual Report on Form 10-K of SmartStop Self Storage, Inc.

/s/ CohnReznick LLP

Woodland Hills, California
December 17, 2015